SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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CLAYTON HOMES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Annex A

     On April 1, 2003, Clayton Homes, Inc. entered into an agreement and plan of merger with Berkshire Hathaway Inc. and B Merger Sub Inc., a wholly owned subsidiary of Berkshire Hathaway, pursuant to which B Merger Sub will merge with and into Clayton Homes. As a result of the merger, Clayton Homes will become a wholly owned subsidiary of Berkshire Hathaway. The material terms of the merger agreement are described in Clayton Homes’ definitive proxy statement, dated June 12, 2003, which was mailed to stockholders of Clayton Homes on or about June 16, 2003. The definitive proxy statement also includes the complete text of the merger agreement, which is attached as Annex A thereto.

     On July 17, 2003, Clayton Homes, Berkshire Hathaway and B Merger Sub entered into an amendment to the merger agreement. The following is a summary of that amendment. This summary is qualified in its entirety by reference to the complete text of the amendment, which is attached as Annex A hereto and incorporated herein by reference. Clayton Homes urges you to read the full text of the amendment and the merger agreement because they are the legal documents that govern the merger of B Merger Sub with and into Clayton Homes.

Extension of Period During Which Clayton Homes May Respond to Superior Proposals

     Merger Agreement. The merger agreement provides that neither Clayton Homes nor its representatives will:

•	solicit, initiate or knowingly encourage, or take any other action intended to facilitate, the submission of any takeover proposal, as defined in the merger agreement; or

•	participate in any discussions or negotiations concerning a takeover proposal.

     However, the merger agreement permitted Clayton Homes, at any time on or before May 9, 2003, in response to an unsolicited bona fide written takeover proposal that was made after the date of the merger agreement in circumstances not otherwise involving a breach of the merger agreement and that was a superior proposal, as defined in the merger agreement, or was reasonably expected to lead to a superior proposal if, the Clayton Homes board of directors determined in good faith, after considering applicable state law and consultation with its outside counsel, that a failure to do so would be inconsistent with its fiduciary duties to Clayton Homes stockholders:

•	request information from the party making that takeover proposal for the purpose of the Clayton Homes board of directors informing itself about the takeover proposal and the party making it;

•	furnish information regarding Clayton Homes to the person making that takeover proposal pursuant to a confidentiality agreement and provided that Clayton Homes advise Berkshire Hathaway of the nonpublic information it delivers to the third party making the takeover proposal; and

•	participate in negotiations with the party making that takeover proposal regarding that takeover proposal.

     Amendment. Under the terms of the amendment, the period during which Clayton Homes may respond to an unsolicited takeover proposal that is a superior proposal or is reasonably expected to lead to a superior proposal has been amended to include the period from July 16, 2003 until 5:00 p.m., Eastern Daylight Time, on July 29, 2003.

Waiver of Compliance with Provisions of Merger Agreement Related to Special Meeting

     Merger Agreement. Under the terms of the merger agreement, Clayton Homes is required to hold a special meeting of its stockholders as soon as practicable after April 1, 2003, the date of the merger agreement, to obtain the approval of Clayton Homes stockholders of the merger agreement. As described in Clayton Homes’ definitive proxy statement and related notice of special meeting, the special meeting of Clayton Homes stockholders to vote on a proposal to adopt the merger agreement was scheduled for July 16, 2003, at 11:00 a.m., Eastern Daylight Time.

     Amendment. Under the terms of the amendment, Berkshire Hathaway and B Merger Sub have waived compliance with this requirement to permit Clayton Homes to adjourn the July 16, 2003 special meeting, and to delay consideration of and action by its stockholders on the proposal to adopt the merger agreement, until July 30, 2003 at 11:00 a.m., Eastern Daylight Time. The amendment specifies, however, that no further adjournment of the special meeting has been agreed to by Berkshire Hathaway or B Merger Sub.

Payment for Amendment

     In consideration of the amendment, Clayton Homes paid $5 million in cash to Berkshire Hathaway. This payment is in addition to any payment to which Berkshire Hathaway may be entitled if the merger agreement is terminated under certain circumstances.

Other Terms of Merger Agreement

     Except as specifically amended by the amendment, the merger agreement remains in full force and effect.

Information about Clayton Homes and Berkshire Hathaway

     Clayton Homes and Berkshire Hathaway file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page 52 of Clayton Homes’ proxy statement.

Questions

     If you have questions about the merger, please call Clayton Homes’ proxy solicitor, Georgeson Shareholder Communications Inc., toll-free at (800) 669-9886 (banks and brokerage firms call collect at (212) 440-9800).

Annex A

AMENDMENT NO. 1

to

AGREEMENT AND PLAN OF MERGER

     This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) is entered into as of July 16, 2003, by and among Berkshire Hathaway Inc. (“Parent”), B Merger Sub Inc. (“Merger Sub”) and Clayton Homes, Inc. (the “Company”).

     WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of April 1, 2003 (the “Agreement”); and

     WHEREAS, Parent, Merger Sub and the Company desire to amend the Agreement to provide for certain revisions to Section 5.2 of the Agreement and, in consideration therefor, and for Parent and Merger Sub’s agreement that the Company could adjourn the Special Meeting until July 30, 2003 at 11:00 a.m. Eastern Daylight Time, the payment to Parent by the Company in cash of $5,000,000;

     NOW THEREFORE, in consideration of the foregoing and of the agreements contained herein, the parties agree as follows:

     1.     Amendment to Section 5.2. Section 5.2 of the Agreement shall be amended by deleting the second proviso thereof and replacing it with the following: “provided further, that the actions described in clauses (A), (B) and (C) may be taken only on or before May 9, 2003 or during the period from (and including) July 16, 2003 to (and including) July 29, 2003, through 5:00 Eastern Daylight Time on such date.”

     2.     Adjourned Meeting. It is understood and agreed that Parent and Merger Sub have waived compliance with Sections 1.5(a)(i) and 1.5(a)(ii)(B) of the Agreement to permit the Company to adjourn the Special Meeting, and to delay consideration of and action by its stockholders on the Agreement, until July 30, 2003 at 11:00 a.m. Eastern Daylight Time, but that no further adjournment of the Special Meeting has been agreed to by Parent or Merger Sub.

     3.     Fee. In consideration of the agreement by Parent and Merger Sub to (i) the amendment to the Agreement specified in paragraph 1 above, and (ii) the adjournment by the Company of the Special Meeting until July 30, 2003 at 11:00 a.m. Eastern Daylight Time, the Company shall pay to Parent in cash $5,000,000, by wire transfer to an account designated in writing by Parent. Such payment is due and payable upon execution of this Amendment, is subject to no conditions and shall be paid by no later than 5:00 p.m., Eastern Daylight Time, on July 17, 2003.

     4.     Terms. Terms used herein but not defined herein shall have the definitions specified in the Agreement.

     5.     Provisions of Agreement Not Otherwise Modified. Except as specifically amended by this Agreement, the Agreement remains in full force and effect, including without limitation Section 7.3 of the Agreement (it being understood and agreed that the payment pursuant to this Amendment is in addition to the Termination Fee, the terms of which are governed by Section 7.3).

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have executed this Amendment, by their duly authorized officers, as of the day and year first above written.

BERKSHIRE HATHAWAY INC.

By:	/s/ Marc D. Hamburg Marc D. Hamburg Vice President and Chief Financial Officer

B MERGER SUB INC.

By:	/s/ Marc D. Hamburg Marc D. Hamburg President

CLAYTON HOMES, INC.

By:	/s/ Kevin T. Clayton Kevin T. Clayton President and Chief Executive Officer